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      [Letterhead of Luse Lehman Gorman Pomerenk & Schick appears here]




                                                                  Exhibit 8(b)


                                                   WRITER'S DIRECT DIAL NUMBER

                                                         (202) 962-8640


May 2, 1994

Board of Directors
VSB Bancorp, Inc.
15 Ver Valen Street
Closter, New Jersey

          Re:  Federal Tax Consequences of the Merger of
               VSB Bancorp, Inc. into UJB Financial Corp.
               ------------------------------------------

Gentlemen:

   You have requested an opinion on the federal income tax consequences of the proposed merger of VSB Bancorp, Inc. ("VSB") into UJB Financial Corp. ("UJB") pursuant to a plan of reorganization (the "Plan of Reorganization").

   The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."

                             STATEMENT OF FACTS


   VSB Bancorp, Inc., a Delaware corporation with its principal place of business in Closter, New Jersey, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. VSB owns 100 percent of the shares of Valley Savings Bank ("Valley"), which, in addition to its executive office at 15 Ver Valen Street, Closter, New Jersey, operates six full service offices located in Closter, Bergenfield, Dumont, Northvale, Riverdale, and Old Tappan, New Jersey. Valley is a New Jersey-chartered savings bank. Valley's primary business consists of attracting deposits from the general public and originating permanent loans which are secured by residential properties, as well as originating residential construction, commercial mortgage and consumer loans. Valley has continued commercial business lending activities and continues to diminish its current commercial loan portfolio through attrition. In recent years, Valley has emphasized the origination of adjustable rate-mortgage loans for retention in its loan portfolio. Valley's primary market area for savings deposits is Bergen County, while its primary market area for lending consists of Bergen, and to a lesser extent, Hudson, Morris, Ocean and Passaic Counties, New Jersey.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 2


     UJB Financial Corp., a New Jersey corporation, with its principal executive office at 301 Carnegie Center, Princeton, New Jersey, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of January 31, 1994, UJB operates 258 banking offices through its wholly-owned subsidiary banks, United Jersey Bank, United Jersey Bank/Central, N.A., United Jersey Bank/South, N.A., First Valley Bank, The Hazleton National Bank and Hanover Bank. These banking offices are located in New Jersey and eastern Pennsylvania. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate and personal installment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns nine active non-banking subsidiaries which are engaged primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     VSB's and UJB desire for VSB to merge with and into UJB (the "Merger"), with UJB surviving such Merger, in accordance with the applicable laws of the State of New Jersey and the State of Delaware and in accordance with the Agreement dated December 16, 1993 (the "Plan of Reorganization").

     VSB's business reasons for entering into the proposed Merger include the following: the terms and conditions of the Plan of Reorganization; the general financial conditions of VSB and UJB; recent market prices for UJB and VSB Stock; the nature of the banking businesses of VSB and UJB; the outlook for VSB in a changing banking and financial services industry; the fact that the Merger represents an opportunity for the holders of VSB Stock to exchange their shares at a favorable exchange ratio in a tax-free exchange; and to take advantage of opportunities that might not be available to VSB on its own.

     UJB's business reasons for the Merger include greater potential anticipated profitability for the new, combined organization, which is expected to result in additional lending capacity to the combined organization, and better access to facilities and services for its customers.

     On the closing date (the "Effective Date"), VSB shall merge with and into UJB; the separate existence of VSB shall cease; UJB shall be the surviving corporation in the Merger; and all of the property, rights, powers and duties and obligations of VSB shall be taken and deemed to be transferred to and vested in UJB, as the surviving corporation in the Merger, all in accordance with the applicable laws of the States of New Jersey and Delaware.

LUSE LEHMAN GORMAN POMERENK & SCHICK
    A Professional Corporation
Board of Directors
May 2, 1994
Page 3

      On or after the Effective Date, the articles of incorporation and the bylaws of UJB, as in effect immediately prior to the Effective Date, shall automatically continue as the articles of incorporation and bylaws of UJB, as the surviving corporation in the Merger, until thereafter altered, amended, or repealed.

      In the Merger, each share of VSB Stock will be converted into and represent a number of shares of UJB Stock equal to the Exchange Ratio. The Plan of Reorganization provides for the Exchange Ratio to be fixed on the "Determination Date", which will be the date designated by UJB in the Closing Notice as the Determination Date and which may not be more than five business days prior to the Closing Date. On the Determination Date, the "Average Price" of UJB Stock will be calculated. The Average Price will be the average of the closing prices of a share of UJB Stock on the NYSE for the ten consecutive trading days ending on the Determination Date.

      The Exchange Rate will be determined as follows based on the Average
Price:

      (1) If the Average Price for a shares of UJB Stock is greater than $27.50, the Exchange Ratio will be .7727.

      (2) If the Average Price of a shares of UJB Stock is equal to or greater than $22.50 and equal to or less than $27.50, the Exchange Ratio will be equal to the quotient obtained by dividing $21.25 by the Average Price.

      (3) If the Average Price of a share of UJB Stock is less than $22.50 and greater than or equal to $20.65, the Exchange Ratio shall be .9444.

      (4) If the Average Price of a share of UJB Stock is less than $20.65, VSB has the right to terminate the Plan of Reorganization by sending a notice of termination (the "Termination Notice") to UJB within three business days following the Determination Date, but UJB has the right to nullify such termination notice by sending to VSB within three days of its receipt of the Termination Notice a notice agreeing to an Exchange Ratio equal to the quotient obtained by dividing $19.50 by the Average Price.

      The Exchange Ratio is subject to the following adjustments in the event the Closing Date occurs later than July 20, 1994:

      (1) If the Closing Date occurs during the period July 21, 1994 through August 20, 1994, (i) the Exchange Ratio determined pursuant to Paragraph (1) or (3) above will be increased to .7749 and .9471, respectively, and (ii) the numerator of the

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[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 4

        quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.31 and $19.56, respectively.

   (2) If the closing Date occurs during the period August 21, 1994 through September 20, 1994, (i) the Average Price determined pursuant to Paragraph (1) or (3) above will be increased to .7793 and .9524, respectively, and (ii) the numerator of the quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.43 and $19.68, respectively.

   (3) If the Closing Date occurs during the period September 21, 1994 through September 30, 1994, (i) the Exchange Ratio determined pursuant to Paragraph (1) or (3) above will be increased to .7858 and .9604, respectively, and (ii) the numerator of the quotient used to determine the Exchange Ratio in accordance with Paragraph (2) or (4) above will be increased to $21.61 and $19.86, respectively.

   The Exchange Ratio is also subject to appropriate adjustments in the event that from the date of the Plan of Reorganization to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar change.

   No fractional shares of UJB Stock will be issued in the Merger. Instead, the Plan of Reorganization provides that UJB will pay or cause to be paid to VSB shareholders cash in lieu of such fractional shares in an amount equal to the cash value of the fractional shares which otherwise would be issued. The cash amount paid in lieu of fractional shares will be determined by multiplying such holders' fractional interest by the average price of UJB Stock during the determination period as previously defined.

   Shares of UJB Stock issued and outstanding as of the Effective Date of the Merger will remain issued and outstanding thereafter and will not be affected by the Merger.

Surrender of VSB Stock Certificates
- -----------------------------------

   Pursuant to the Plan of Reorganization, each outstanding share of VSB Stock will be converted into and represent the number of shares of UJB Stock equal to the Exchange Ratio (subject to certain anti-dilution adjustments), except shares of VSB Stock beneficially owned by UJB, if any, and shares of VSB Stock held in the treasury of VSB, if any, which will be cancelled and retired.
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[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 5


     Each holder of VSB Stock who would have been entitled to receive a fraction of a share of UJB Stock (after taking into account all shares of VSB Stock owned by such holder) will receive in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Price. Fractional share interest will not entitle the holders thereof to vote or to receive any dividends or any interest on the cash payable in lieu thereof.

     Prior to the Effective Time, UJB will appoint United Jersey Bank, First Chicago Trust Company of New York or another entity reasonably satisfactory to VSB as the exchange agent (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent will mail to each VSB stockholder of record at the Effective Time instructions and other materials to be used to surrender certificates representing VSB stock (the "Certificates") in exchange for certificates representing the UJB Stock (and cash in lieu of fractional shares) which such holder is entitled to receive pursuant to the Plan of Reorganization. All Certificates so surrendered will be cancelled. Until so surrendered, UJB may, at its option, refuse to pay to the holders of the Certificates dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that upon surrender and exchange of the Certificates there shall be paid to such holders the amount, without interest, of dividends and other distributions, if any, which became payable prior thereto but which were not paid. No transfer of VSB stock will be effected on the stock transfer books of VSB at and after the Effective Time.

     Upon surrender to the Exchange Agent of one or more certificates formerly evidencing VSB Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of UJB Stock to which such holder is entitled under the Plan of Reorganization and, where applicable, a check for the amount of cash payable in lieu of a fractional share of VSB Stock. A certificate representing UJB Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered VSB stock certificate was registered only if (i) the VSB stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate or check either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     After the Merger becomes effective, each certificate formerly evidencing VSB Stock will, until it is surrendered to the Exchange Agent, be deemed for all corporate purposes to evidence ownership of that number of whole shares of UJB Stock into which it was converted as a result of the Merger.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 6


Conditions to Consummation of the Merger
- ----------------------------------------

     The Merger will occur only if the Plan of Reorganization is approved and adopted by the requisite vote of VSB shareholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions as described in the Plan of Reorganization and the Registration Statement, unless waived (to the extent such waiver is permitted by law).

     Only VSB shareholders of record as of the close of business on April 20, 1994 will have the right to vote on the proposed Merger. Under applicable Delaware law, no dissenters' rights of appraisal are available to holders of VSB stock in connection with the merger.

Stock Option Agreement
- ----------------------

     Simultaneously with the execution of the Plan of Reorganization, UJB and VSB entered into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which UJB was granted an option (the "Option") to purchase, subject to adjustment in certain events, up to $41,704 authorized but unissued shared of VSB Stock for $18.125 per share. The Option becomes exercisable in whole or in part, after a Purchase Event (as defined in the Stock Option Agreement) has occurred and is deemed continuing. A Purchase Event includes:
(1) the acquisition by any person (other than UJB or an affiliate) of 25% or more of the outstanding shares of VSB Stock or (2) the entry by VSB or any of its subsidiaries into an agreement with an unrelated third party to merge or consolidate with VSB or any of its banking subsidiaries, or to purchase, lease or otherwise acquire substantially all of the assets of VSB or any of its banking subsidiaries, or to acquire 25% or more of the voting stock of VSB of any of its banking subsidiaries, or the recommendation by the VSB Board that VSB Shareholders approve such a transaction.

     The Stock Option Agreement is intended to make it more difficult and expensive for another party to obtain control or acquire VSB.

     The Stock Option Agreement will expire on the earliest to occur of (i) the time immediately prior to the Effective Time; (ii) 12 months after the occurrence of a Purchase Event; (iii) 18 months after the termination of the Plan of Reorganization following the occurrence of a Preliminary Purchase
Event (as defined in the Stock Option Agreement); (iv) termination of the Plan of Reorganization by VSB in the event of the Average Price of UJB Stock during the Determination Period is less than $20.65 or by UJB under the general termination provisions prior to the occurrence of a Purchase Event of a Preliminary Purchase Event; or (v) 18 months after the termination of the Plan of Reorganization resulting from discussions or negotiations with any other person or entity relating from discussions or negotiations with any other person or entity relating to a proposed merger, consolidation or

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 7

other business combination. The Stock Option may not be exercised and UJB may not require VSB to repurchase the Stock Option if UJB is in breach of the Plan or Reorganization such that VSB is entitled to terminate the Plan of Reorganization.

     After the occurrence of a triggering event, UJB may sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement to any person or group of persons, subject only to compliance with applicable law.

                                    * * *

You have also provided the following representations concerning this transaction:

(a) The Merger of VSB into UJB will satisfy the statutory requirements of the state laws of both Delaware and New Jersey. Furthermore, the Merger will comply with the regulations and any other legal requirements imposed by Delaware and New Jersey.

(b) To the best of the knowledge of the management of VSB, there is no plan or intention by the shareholders of VSB who own 5 percent or more of VSB Stock, and there is no plan or intention on the part of the remaining shareholders of VSB to sell, exchange or otherwise dispose of a number of shares of the UJB Stock received in the Merger that would reduce the VSB shareholders' ownership of UJB Stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding stock of VSB as of the same date. For purposes of this representation, shares of VSB Stock exchanged for cash in lieu of fractional shares of UJB Stock will be treated as outstanding VSB Stock on the Effective Date. Moreover, shares of UJB Stock held by VSB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

(c) The fair market value of the UJB Stock and other consideration received by VSB shareholders will be approximately equal to the fair market value of the VSB Stock surrendered in the exchange.

(d) To the best of the knowledge of the management of VSB, UJB has no plan or intention to reacquire any of its Common Stock issued in the transaction.

(e) To the best of the knowledge of the management of VSB, UJB has no plan or intention to sell or otherwise dispose of any of the assets of VSB acquired in the Plan of Reorganization, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]


Board of Directors
May 2, 1994
Page 8


(f) The liabilities of VSB to be assumed by UJB and the liabilities to which the transferred assets of VSB are subject were incurred in the ordinary course of business and are associated with the assets of VSB.

(g) To the best of the knowledge of the management of VSB, following the Merger, UJB and its subsidiaries will continue the historic business of VSB or use a significant portion of the historic business assets of VSB in a business.

(h) VSB, UJB, and their shareholders will pay their respective expenses, if any, incurred in connection with the Merger (except as otherwise provided in the Plan of Reorganization).

(i) There is no intercorporate indebtedness existing between VSB and UJB that was issued, acquired, or will be settled at a discount.

(j)  No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

(k) VSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

(l) The fair market value of the assets of VSB transferred to UJB will equal or exceed the sum of the liabilities assumed by UJB plus the amount of liabilities, if any, to which the transferred assets are subject.

(m) The total adjusted basis of the assets of VSB transferred to UJB will equal or exceed the sum of the liabilities to be assumed by UJB, plus the amount of the liabilities, if any, to which the transferred assets are subject.

(n) No shares of Common Stock of UJB will be issued to or purchased by VSB shareholders or employees at a discount or as compensation for services rendered or to be rendered.

                           LIMITATIONS ON OPINION

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed

[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 9

herein with regard to the federal or state tax consequences of the Merger under any section of the Code (or under state or local tax law) except if and to the extent specifically addressed.

                                   OPINION

     Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Reorganization (and taking into consideration the limitations at the end of the opinion), it is our opinion that:

     (1) Provided that the Merger of VSB with and into UJB qualifies as a statutory merger under applicable state law, the proposed statutory merger of VSB will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. VSB and UJB will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss will be recognized by VSB on the transfer of its assets to UJB in exchange for UJB Stock and the assumption by UJB of the liabilities of VSB (sections 361(a) and 357(a) of the Code).

     (3) No gain or loss will be recognized by VSB Stockholders on the receipt by them of UJB Stock (including fractional share interests, if any) in exchange for their shares of VSB Stock pursuant to the Merger (section 354(a)(1) of the Code);

     (4) Gain, if any, will be recognized by holders of the shares of VSB Stock who receive both UJB Stock (including a fractional share interest, if any) and cash in exchange for their VSB Stock, but not in excess of the amount of cash received. No loss will be recognized on the exchange of VSB Stock for UJB Stock (including a fractional share interest, if any), and cash, as described above (sections 354(a)(1) and 356(c) of the Code).

     (5) The payment of cash in lieu of fractional share interests of UJB Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by UJB. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in section 302(a) of the Code.

     (6) The basis of the UJB Stock to be received by VSB shareholders will be the same as the basis of the VSB Stock exchanged therefor, decreased by the amount of cash received, and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized by such shareholders on the exchange, if any (not including any portion of such gain that is treated as a dividend) (section 358(a)(1) of the Code).
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[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK APPEARS HERE]

Board of Directors
May 2, 1994
Page 10

     (7) The holding period of the shares of UJB Stock to be received by VSB shareholders will include the holding period of the VSB Stock exchanged therefor, provided that the VSB Stock is held as a capital asset on the date of the exchange (section 1223(1) of the Code).

                                       * * *

     This opinion is based on the assumption that the transaction will be consummated in accordance with the Plan of Reorganization as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 being filed by UJB and to the use of the name of our firm where it appears in the Registration Statement and in the prospectus, and any amendments thereto.

                                       Sincerely,


                          /s/ Luse Lehman Gorman Pomerenk & Schick
                                LUSE LEHMAN GORMAN POMERENK & SCHICK
                                       A Professional Corporation